Exhibit 10.13

Confidentiality and Non-compete Agreement

This Confidentiality and Non-compete Agreement (the “Agreement”) is entered into by and between the parties listed below on April 1, 2010 in Putian, Fujian Province, People’s Republic of China (“China”).

Party A: Fujian Grand Farm Foods Development Co., Ltd.
Address: No. 2089 East Hanhua Road, Guohuan Town, Hanjiang District, Putian, Fujian Province, China
Legal Representative or authorized signer: Jianbing Yao

Party B: Biyun Huang
ID: xxxxxxxxx
Address: No. 528 South Xiecheng Blvd. Room 7-1004, Cheng Xiang District, Putian

Whereas Party B is an employee of Party A and receives compensation for services it provides to Party A, the parties hereby agree to enter into this Agreement. In this Agreement, the term “Group” includes Party A and any entities that Party A has established or will establish, including any shareholding company, parent company, subsidiary and affiliate of Party A, or any subsidiary or branch of Party A’s shareholding company.

1.
Employment. The parties have entered into another agreement to memorize the employment relationship between the parties. This Agreement shall not be interpreted as an acknowledgement or proof of such employment relationship.

2.	Business:

3.	Confidential Information: The term “confidential information” in this Agreement shall include:

3.1	Information of Party A, including any information relating to technology, special techniques, operation, or other classified information, especially:
3.1.1
Technique information, which includes all information on production and sales of products, such as technique improvement plan, project design, circuit design, manufacturing process, formula, flowchart, data, computer software, database, lab report, drawing, sample, module, instrument, handbook, confidential business correspondence or other information that may be deemed as trade secret;

3.1.2
Operation information, which includes all information relating to operating activities of Party A, such as marketing strategies, supply channels, purchasing plans, pricing policies, confidential financial information, contracts, information of purchasers, suppliers and customers;

3.1.3
Information on public listing that is only known by insiders, such as unfinished or undisclosed registration statement, due diligence memo, financial data, description of business, business plan, strategic plan, presentation, training materials, press release, speech script, video, correspondence with investment banker, legal counsel, auditor, SEC staff or other parties;

3.1.4	Any information that Party A is obligated to keep confidential pursuant to a contract;
3.1.5	Any oral communication between the parties regarding confidential information (Party B shall deliver such information in a written form to Party A within 15 days after the communication); and
3.1.6	Any other information that is protected from access of a third party through reasonable means.

3.2
Third party information, including any information obtained or will be obtained by Party B from subsidiary or affiliate of Party A and/or the Group. Party A and/or other member of the Group shall have the obligation to keep such information confidential and use the information for the designated purposes. Party B shall not disclose such information to any individual, partnership or company unless such disclosure is necessary to conduct his/her work assigned by Party A or such disclosure is required pursuant to a contract entered into between Party A and a third party.

4.	Forms of Trade Secret

4.1
Any confidential information, in the form of paper or electronic file, material, photo, chart, note, report, letter, fax, cassette, CD, device or any other carrier, held or used by Party B in connection with Party B’s work duties is a property of Party A, no matter whether or not such information has commercial value to Party A.

4.2	Upon the termination of his/her employment, Part B shall return all above said information to Party A and shall not duplicate or keep such information or give the information to a third party.

4.3
If the above said confidential information is carried by Party B’s device, Party B shall give such device to Party A upon termination of his/her employment and Party A shall pay Party B for such device.

5.	Confidentiality

5.1	During his/her employment, Party B shall take reasonable measures to protect the confidential information of Party A by following required operating process and taking sufficient precautions.

5.2
During his/her employment and upon termination of the employment, Party B shall not disclose the confidential information of Party A, unless such disclosure is for the benefit of Party A or the Group. Party B shall not use the confidential information or disclose, distribute, publish, transfer such confidential information to any individual, partnership or company (including other employees of Party A who have no access to such confidential information according to Party A’s internal rules) unless is otherwise authorized by Party A in writing. Party B agrees to protect the confidential information of Party A to the same extent as protecting his/her personal private information and shall not use, disclose, publish or transfer such information without Party A’s prior consent.

5.3	Party B shall not take the confidential information outside Party A’s office without Party A’s prior written consent unless it is for the benefit of Party A and the Group.

5.4
Party B shall not disclose the confidential information to a third party unless such disclosure is necessary for the business between the third party and Party A. The third party shall firstly execute a confidential agreement before receiving such information.

5.5
Any third party, including the management, employee and counsel of the third party, may be given access to the confidential information of Party A under the condition that all people who are given access to the confidential information must keep the information confidential.

5.6
Unless for the benefit of Party A or the Group, Party B shall not disclose or discuss his or her salary, bonus, benefit, option or other compensation with a third party other than Party B’s family members.

6.	Intellectual Property

6.1
Ownership and use. Any invention, authorship, creation, innovation and trade secret created by Party B prior to his/her employment with Party A as listed in Exhibit A (“Pre-employment Work”) is a property of Party B and has not been licensed or transferred to Party A. If Party B combines any of his/her Pre-employment Work with Party A’s product, program or device owned during employment, Party A shall have nonexclusive and irrevocable right to use the Pre-employment Work permanently and universally as part of the said product, program or device, and shall also have the right to improve, use or sell the Pre-employment Work as part of the said product, or device.

6.2
Disclosure. Party B agrees that during his/her employment, any invention, authorship, creation, innovation, design, discovery, idea, trademark, trade secret, program, know-how or other work created by Party B alone or with others (“In-Employment Work”), registrable or unregistrable as intellectual property, shall be disclosed to Party A or designee of Party A.

6.3
Intellectual Property. The parties agree that Party A shall have title to any In-Employment Work created by Party B using materials and information provided by Party A. Any work relating to Party B’s duties created within one year after the termination of Party B’s employment shall also be deemed as In-Employment Work. Party B understands and agrees that Party A has the right to commercialize and sell any In-employment Work for the sole benefit of Party A or other member of the Group. Party B may claim the title to any In-employment Work created by Party B by submitting a request in writing and will have the title to the In-employment Work upon Party A’s consent. If a work created by Party B is not an In-employment Work but is relating to the business of Party A, Party A or other member of the Group shall have the priority to purchase all or part of the work within three months after Party B disclosing the work to Party A.

6.4
Maintenance of Files. Party B agrees to maintain the files prepared by Party B alone or with others during his/her employment. Such files may be records, briefs, drawings or in any other format. Party A shall have the right to obtain such files and shall have the sole ownership of such files.

6.5
Registration of Patent and Copyright. Party B agrees to assist Party A or the designee of Party A with registration of patent, copyright or other intellectual property in one or all countries at Party A’s costs. Party B’s duties include preparing and submitting all paperwork for registration and providing necessary proof upon transfer or license of such intellectual properties by Party A, or the successor, transferee or nominee of Party A. Party B further agrees that Party B will continue to perform the above said duties, if necessary, with due diligence after termination of his/her employment.

7.
Conflict of Interest. During his/her employment, Party B shall provide his/her services on a full time basis and shall not directly or indirectly provide services to or engage with other entities that conduct or will conduct similar business with Party A/Group and shall not participate in any activities that may have conflict to Party B’s employment. Without the unanimous written consent of the board of directors of Party A, Party B shall not own or hold any equity or interest of any other companies that conduct or will conduct similar business with Party A/Group during Party B’s employment, unless Party B has disclosed his/her ownership of such equity or interest to Party A before executing this Agreement.

8.	Non-compete Clause

8.1
Party B agrees that, upon voluntary or involuntary termination of his/her employment for any cause, Party B shall turn in all information held by Party B relating to Party B’s duty, including files, records, information, materials, instruments, data, notes, reports, plans, index, letters and correspondences, statements, drawings, blueprints and memos (include but not limited to the duplicate of the above listed items), and complete all necessary procedures and paperwork required by Party A to terminate the employment. Party B shall guarantee not to disclose, maintain, recreate, duplicate or circulate the confidential information of Party A upon termination of his/her employment.

8.2
Party B agrees that, during his/her employment or within three months (unless Party A agrees to a shorter term) upon voluntary or involuntary termination of his/her employment for any cause (“Non-compete Period”), unless waived or consented otherwise by the board of directors of Party A by unanimous written consent, Party B shall not: (i) act as a shareholder, partner, employee, counsel, administrator, director, manager, agent, cooperator, or investor of an entity that has conflict of interest with or conduct similar business as Party A or the Group; (ii) directly or indirectly own, purchase, set up or solicit a business that is similar to or competes with the business of Party A or the Group; or (iii) participate in establishing, designing, financing, acquiring, leasing, operating, managing, investing, counseling, or engaging in insider activity for a business that is similar to or competes with the business of Party A or the Group. The above listed restrictions shall apply to any activities conducted by Party B in (a) mainland of China; (b) Taiwan; (c) Hong Kong; and (d) Macau (collectively “Jurisdictions”).

8.3
Article 8.1 is applicable in any cities, counties, towns and countries in the Jurisdictions. If an arbitration court in any of the Jurisdictions holds a part of the Agreement unenforceable, such part shall be excluded from this Agreement and the remainder of the Agreement shall still apply. If the Non-compete Period is longer than the maximum statutory time applicable in a certain Jurisdiction, the Non-compete Period shall be adjusted to the maximum time as allowed by the law of the Jurisdiction.

8.4
Party B shall be entitled to compensation for complying Article 8 upon termination of his/her employment (“Compensation”). The Compensation shall be payable each month during the Non-compete Period in an amount equivalent to Party B’s monthly salary in the last month of Party B’s employment. The amount of Compensation shall be adjusted according to applicable laws and regulations. If Party A waives its right under the non-compete clause or agrees to a shorter Non-compete Period, the amount of Compensation shall be decreased on a pro rata basis.

8.5
During the Non-compete Period, Party A may choose to exempt Party B from the non-compete clause under Article 8.1 through a written consent or by not paying the Compensation. Once Party A fails to pay the Compensation under Article 8.4, Party B shall be exempted from the non-compete clause. Under such circumstance, Party A is not obligated to give any notice to Party B for the exemption and Party B shall not claim for the Compensation in any means (including but not limited to through arbitration or litigation).

9.
Return of Files. Party B agrees that all materials and documents, such as designs, files, data, records, reports, written plans, lists, letters, statements, drawings, brief, instruments and other documents or copies of the said documents that belong to Party A or the Group, or successor or transferee of Party A or the Group used by Party B during his/her employment shall be returned to Party A. Party B shall not keep, duplicate or transfer such documents.

10.	Breach of Agreement. Party B shall compensate for any loss caused to Party A by Party B’s breach of this Agreement. Party A may deduct such compensation from Party B’s paycheck upon Party B’s consent.

11.	Disclose to New Employer. Party B agrees that upon termination of his/her employment, Party A may disclose the terms and conditions under this Agreement to Party B’s new employer.

12.
Non-solicitation of Employee. Party B agrees that he/she will not, for a period of 24 months after the termination of his/her employment, directly or indirectly, approach, solicit, entice or attempt to approach, solicit or entice any of the other employees of Party A or the Group to leave the employment of Party A.

13.
Representation. Party B represents that his/her performance of this Agreement will not conflict with his/her obligation of confidentiality for information obtained prior to his/her employment with Party A and Party B has never entered into and will not enter into any other oral or written agreement that may contradict his/her obligation under this Agreement.

14.	General Terms and Conditions

14.1
Applicable Laws. The execution, effect, interpretation and performance of this Agreement and any conflict arising from the performance of this Agreement shall be governed by laws and regulations of China and shall not be affected by the principles of selection of laws and conflict of laws.

14.2
Notice. The parties’ addresses indicated on the first page of this Agreement shall be used as mailing address required for giving notices according to this Agreement. If the notice is delivered in person, or by express or prepaid mail, the date that the notice arrives at the receiver’s address shall be deemed as the date of notice. If the notice is sent by fax, the date of sending the fax shall be deemed as the date of notice.

14.3
Complete Agreement. This Agreement sets forth all agreements between the parties on matters in connection with confidentiality and non-compete and shall supersede and cover all prior agreements between the parties in this respect. Any amendment or revision to this Agreement shall be deemed unenforceable unless otherwise agreed by the parties in wring. Any change of Party B’s work duties, salary or compensation shall not affect the effect and scope of this Agreement.

14.4
Collateral Agreement. This Agreement shall be deemed and interpreted as a collateral agreement of the Employment Agreement entered into by and between the parties. Any unsettled matter under this Agreement shall be resolved based on law or, if not provided by law, on the Employment Agreement. The effect of this Agreement shall survive the termination of the Employment Agreement.

14.5	Severability. If any provision under this Agreement is rendered or deemed unenforceable, the remainder of this Agreement shall still apply.

14.6
Successor and Assignee. This Agreement shall be enforceable to successor, heir, manager or other legal representative of Party B and shall protect the interest of Party A and the successors and assignees of Party A.

14.7	Duplicate Originals. This Agreement shall be executed into more than one duplicate originals. All duplicate originals shall have the equivalent effect.

Party A: Fujian Grand Farm Foods Development Co., Ltd. [seal]

/s/ Jianshan Yao

Party B: Biyun Huang

/s/ Biyun Huang

Exhibit A

Pre-employment Work

None.